   As filed with the Securities and Exchange Commission on August 17, 2001
                                                 Registration No. 333-59288

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                 -------------

                          AMENDMENT NO. 5 TO FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                                 -------------

                                Orthovita, Inc.
            (Exact name of Registrant as specified in its charter)

          Pennsylvania                                 23-2694857
 (State or Other Jurisdiction of           (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                            45 Great Valley Parkway
                          Malvern, Pennsylvania 19355
                                (610) 640-1775
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                 -------------

                               Bruce A. Peacock
                            Chief Executive Officer
                                Orthovita, Inc.
                            45 Great Valley Parkway
                          Malvern, Pennsylvania 19355
                                (610) 640-1775
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                  Copies to:
                               Stephen Jannetta, Esquire
                              Morgan, Lewis & Bockius LLP
                                  1701 Market Street
                              Philadelphia, PA 19103-2921
                                (215) 963-5000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




     The prospectus forming a part of this Registration Statement shall be deemed to relate to the offering of 4,326,462 shares of common stock covered by the prior filings of this Registration Statement and, pursuant to paragraph (a) of Rule 429 under the Securities Act, to the offering of 2,073,048 shares of common stock initially registered by the Registration Statement on Form S-3, Commission File No. 333-47386, as amended (the "Prior Shelf Registration Statement").





     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted.

--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 17, 2001


                                  PROSPECTUS

                                Orthovita, Inc.

                       6,399,510 Shares of Common Stock


                          --------------------------

     Under this prospectus, the selling security holders may offer from time to time up to 6,399,510 shares of our common stock, consisting of 5,328,972 shares that are issued and outstanding and 1,070,538 shares underlying warrants.


     We will not receive any part of the proceeds from the sale of the shares
covered by this prospectus.   We will bear all expenses relating to registration
of the shares.

     The selling security holders have not advised us of any specific plans for the distribution of the shares covered by this prospectus, but it is anticipated that the shares will be sold from time to time in negotiated transactions and in transactions (which may include short sales and block transactions) on Nasdaq at the market price then prevailing, although sales may also be made as described in this prospectus under "Plan of Distribution." The selling security holders and the broker-dealers through whom sale of the shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and commissions or discounts paid to broker-dealers in connection with the sales and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     The shares offered under this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.

     Our common stock trades on the Nasdaq National Market and on the Nasdaq Europe Exchange in Belgium under the symbol VITA. On August 16, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $3.39.


                          --------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          --------------------------

                The date of this prospectus is August 17, 2001.

                               TABLE OF CONTENTS


                                                       Page
ABOUT THIS PROSPECTUS.................................   1

ABOUT ORTHOVITA, INC..................................   2

RISK FACTORS..........................................   3

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION......  16

USE OF PROCEEDS.......................................  17

SELLING SECURITY HOLDERS..............................  17

PLAN OF DISTRIBUTION..................................  20

LEGAL MATTERS.........................................  21

EXPERTS...............................................  21

WHERE YOU CAN FIND MORE INFORMATION...................  21


                            -----------------------

                             ABOUT THIS PROSPECTUS

     You should rely only on the information contained in or specifically incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in the jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     Orthovita and the Orthovita logo are our registered trademarks and VITOSS, CORTOSS and RHAKOSS, are our trademarks.

     Our principal offices are located at 45 Great Valley Parkway, Malvern, Pennsylvania 19355, and our telephone number is (610) 640-1775.

                             ABOUT ORTHOVITA, INC.

     Orthovita is a Pennsylvania corporation with proprietary technologies for the development of novel products for use in orthopaedics. Our focus is on developing products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market. We develop products with characteristics resembling those of the two types of bone in the human body:

               cortical bone, which is dense, structural, tubular in shape and subject to bending, load bearing and twisting forces; and

               -cancellous bone, which is less dense, with a lattice-like or spongy structure that is subject to compressive forces.

Both cortical and cancellous bones can be damaged from traumatic injury and degenerative disease, such as osteoporosis, creating a need for both cortical and cancellous synthetic bone substitutes.

     We have developed three products to date:

               VITOSS(TM) Synthetic Cancellous Bone Void Filler;

               -CORTOSS(TM) Synthetic Cortical Bone Void Filler; and

               -RHAKOSS(TM) Synthetic Bone Implants.

VITOSS is a resorbable calcium phosphate scaffold used as a bone graft in trauma and spinal fusion procedures. CORTOSS is under development as a high-strength, bone-bonding, self-setting composite engineered specifically to mimic the strength characteristics of human cortical bone. We are pursuing clinical studies for multiple indications of CORTOSS, including the augmentation of screws used in a variety of orthopaedic procedures and vertebral fractures. RHAKOSS is under development as a high-strength, bone-bonding preformed composite interbody fusion implant. RHAKOSS is designed to mimic the strength and flexibility characteristics of bone, as well as its radiolucency, which means its degree of transparency to x-rays and other radiation. RHAKOSS can be manufactured into any size or shape to optimize anatomic fit. RHAKOSS is being designed to address the needs of the vertebral interbody fusion and spinal reconstruction markets.

     In 2000, we received regulatory clearance in the U.S. from the United States Food and Drug Administration and the CE Mark in the European Union to market VITOSS for use as a cancellous bone void filler for bony voids or gaps of the skeletal system, including the extremities, spine and pelvis. We received regulatory clearance to sell VITOSS for this use in Australia in March 2001. After the FDA granted market clearance for VITOSS in December 2000, we launched the product in the United States in February 2001. We received a CE mark for the sale of VITOSS in July 2000. The CE mark permits us to sell VITOSS in all of the countries of the European Union, as well as in other countries such as Switzerland that have adopted the European Union's regulatory standards. We launched VITOSS in Europe in October 2000. In April 2001, we entered into a strategic alliance with an orthopaedic company in Japan to initiate clinical studies necessary to apply for regulatory approval to market VITOSS in Japan.

     Except for VITOSS, none of our products are on the market. While we received regulatory clearance in March 2001 in Australia to sell CORTOSS for use in securing screws on plates supporting bone fractures, a procedure called screw augmentation, we have not yet commenced sales. We have filed an investigational device exemption application with the FDA to conduct clinical trials for use of CORTOSS in screw augmentation in the U.S. CORTOSS is an injectable substance that hardens within minutes. We believe that, in addition to screw augmentation, it may be used to repair fractured vertebrae, a process called vertebroplasty.

     We currently are conducting human clinical studies in Europe for the use of CORTOSS in vertebroplasty. In addition, we are conducting human clinical studies in Europe for the use of CORTOSS in screw augmentation and post-marketing studies in Europe for the use of VITOSS in spinal fusion. We initiated pre-clinical studies for our RHAKOSS preformed implants in December 2000 and plan to initiate human clinical studies in 2002.

     We have built a network of independent stocking distributors in Europe and Australia and commissioned sales agencies in the U.S. in order to market VITOSS and may utilize this network for CORTOSS, if CORTOSS receives regulatory approval in countries in addition to Australia. Additionally, in April 2001, we entered into a strategic alliance with an orthopaedic company in Japan to apply for the regulatory clearance to market VITOSS in Japan and, if clearance is obtained, the Japanese entity will distribute, sell and market VITOSS in Japan. We plan to enter into a similar arrangement for CORTOSS.

     We incorporated in Pennsylvania in 1992. Our principal offices are located at 45 Great Valley Parkway, Malvern, Pennsylvania 19355, and our telephone number is (610) 640-1775.

                                 RISK FACTORS

     An investment in the shares of common stock offered by this prospectus involves a high degree of risk. You should carefully consider the information set forth below before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose some or all of your investment.

We are dependent on the commercial success of CORTOSS and VITOSS.

  Our success depends on first obtaining the required regulatory approval and then successfully launching our products. VITOSS and CORTOSS have only recently been approved in certain countries, and must be successfully launched during the next several years. To date, we have received regulatory approval to market VITOSS in the United States, the European Union and countries adhering to the regulatory standards of the European Union, and Australia. In March 2001, we received regulatory clearance in Australia to sell CORTOSS to augment orthopaedic screws that have failed to hold in bone. VITOSS and CORTOSS will have to generate sufficient revenues to sustain our operations over the next several years. Accordingly, our need to raise additional capital will depend upon the market acceptance of VITOSS and CORTOSS.

If our products do not gain market acceptance, we will not generate revenues.

  Because the markets for our products are evolving, we cannot accurately predict either the future growth rate, if any, or the ultimate size of these markets. Surgeons will not use our products unless they determine, based on experience, clinical data and recommendations from prominent surgeons and mentors, that our products are safe and effective. In addition, surgeons tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third party reimbursement for our products.

  We have generated minimal revenues from sales of our spine and trauma products since VITOSS, our first orthopaedic product to be approved, was only recently launched. We may not develop sales from market acceptance of our products as a result of:

               our dependence on the continued publication of independent pre-clinical and clinical data to support the use of our products;

               -our failure to train a sufficient number of surgeons to create demand for our products; and

                -the refusal of payors to authorize insurance reimbursement for procedures using our products.

  Any failure to gain market acceptance of our products could result in slower growth in sales and profits, if any.



Surgeons and payors may not support the use of our products because there is only limited clinical data to support their effectiveness. If they do not support the use of our products, our business will suffer.

  Market acceptance of our products will largely depend on our ability to demonstrate their relative safety, efficacy, cost-effectiveness and ease of use. Our products are based on new technologies that have not been previously used and must compete with more established treatments currently accepted as the standards of care. We expect our initial product sales to be made to a group of early adopting surgeons. The attributes of some of our products may require some changes in surgical techniques that have become standard within the medical community, and there may be resistance to change. Therefore, for these products, we must be able to convince surgeons who currently favor existing techniques to switch to new procedures that would use our products. Additionally, many surgeons will not purchase our products until there is sufficient, long-term clinical evidence to convince them to alter their existing treatment methods. Moreover, some payors require the publication of peer reviewed clinical data before authorizing payment. None of the clinical data on patients for our products has been published. Thus, additional clinical studies, publication of positive clinical data and longer-term patient follow-up will be necessary for us to achieve significant sales growth. We cannot assure that the necessary clinical studies or publications will occur.

If health care providers cannot obtain third-party reimbursement for procedures using our products, or if such reimbursement is inadequate, we may never become profitable.

   Successful sales of our products in the United States and other markets will depend on the availability of adequate reimbursement from third-party payors. In the United States, healthcare providers, such as hospitals and surgeons that purchase medical devices for treatment of their patients, generally rely on third-party payors to reimburse all or part of the costs and fees associated with the procedures performed with these devices. Both public and private insurance reimbursement plans are central to new product acceptance. The Health Care Financing Administration administers the policies and guidelines for coverage and reimbursement of health care providers treating Medicare and Medicaid patients in the United States. If the Health Care Financing Administration deems a procedure ''approvable,'' providers may be reimbursed under Medicare and Medicaid for the service. The United States Medicare inpatient reimbursement system is a prospective reimbursement system whereby rates are set in advance, fixed for a specific fiscal period, constitute full institutional payment for the designated health service and generally do not vary with hospital treatment costs. Medicare also reimburses outpatient services based on a predetermined fee schedule. Therefore, healthcare providers may refuse to use our products if reimbursement is inadequate. Inadequate reimbursement by private insurance companies and government programs could significantly reduce usage of our products.

   In addition, an increasing emphasis on managed care in the U.S. has placed, and we believe will continue to place, greater pressure on medical device pricing. Such pressures could have a material adverse effect on our ability to sell our products and to raise capital. Failure by hospitals and other users of our products to obtain coverage or reimbursement from third-party payors or changes in governmental and private third-party payors' policies toward reimbursement for procedures employing our products would reduce demand for our products.

   Member countries of the EU operate various combinations of centrally financed health care systems and private health insurance systems. The relative importance of government and private systems varies from country to country. The choice of devices is subject to constraints imposed by the availability of funds within the purchasing institution. Medical devices are most commonly sold to hospitals or health care facilities at a price set by negotiation between the buyer and the seller. A contract to purchase products may result from an individual initiative or as a result of a competitive bidding process. In either case, the purchaser pays the supplier, and payment terms vary widely throughout the EU. Failure to obtain favorable negotiated prices with hospitals or health care facilities could adversely affect sales of our products.

   In Japan, at the end of the regulatory approval process, the Japanese Ministry of Health, Labor and Welfare makes a determination of the reimbursement level of the product. The Ministry of Health, Labor and Welfare can set the reimbursement level for our products at its discretion, and we may not be able to obtain regulatory approval in Japan or, if such approval is granted, we may not obtain a favorable per unit reimbursement level.

   Our products may be used in countries other than the U.S., Japan, Australia and those in Europe. We may not obtain favorable reimbursement or approvals for our products from the healthcare providers in these foreign jurisdictions.

We may not be able to operate an effective sales and distribution network.

   We have built a network of independent stocking distributors in Europe and Australia and commissioned sales agencies in the U.S. in order to market VITOSS and may utilize this network for CORTOSS, if CORTOSS receives regulatory approval in countries in addition to Australia. We also intend to distribute VITOSS and CORTOSS through a third party strategic alliance in Japan if they are approved there. Any failure to maintain and manage our distribution network will impair our ability to generate sales and become profitable. There are significant risks involved in managing a distribution network, including:

               the need to hire qualified sales management personnel and identify qualified independent sales agents and distributors;

               the need to manage the development and growth of such a network;

               -the need to adequately train both our employees and our independent sales agents and distributors in the use and benefits of our products; and

               dependence on independent agents and distributors, over which we have limited or no control.

   We are entering into exclusive agreements with, and are dependent upon, distributors for the sale of our products in some territories. There can be no assurance that the distributors will perform their obligations in their respective territories as expected, or market any products under these agreements, or that we will derive any revenue from these arrangements. Some agreements may also permit these distributors to pursue existing or alternative products in preference to our products. We cannot assure that our interests will continue to coincide with those of these distributors or that they will not develop independently or with other third parties products that could compete with our products.

   Moreover, it is critical to the commercial success of our products that our independent distributors and agents succeed in training a sufficient number of surgeons and in providing them adequate instruction in the use of our products. This training requires a commitment of time and money by surgeons, which they may be unwilling to give. Even if surgeons are willing, if they are not properly trained, they may misuse or ineffectively use our products. This may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could damage our business and reduce product sales.

If we fail to obtain and maintain the regulatory approvals necessary to sell our products, sales could be delayed or never realized.

   The jurisdictions in which we will seek to market our products will regulate these products as medical devices. In most circumstances, we and our distributors and agents must obtain regulatory approvals and otherwise comply with extensive regulations regarding safety, quality and efficacy standards. These regulations vary from country to country, and the regulatory review can be lengthy, expensive and uncertain. We may not obtain or maintain the regulatory approvals necessary to market our products in our targeted markets. Moreover, regulatory approvals that are obtained may involve significant restrictions on the anatomic sites and types of procedures for which our products can be used. In addition, we may be required to incur significant costs in obtaining or maintaining our regulatory approvals. If we do not obtain or maintain regulatory approvals to enable us to market our products in the U.S. or elsewhere, or if the approvals are subject to significant restrictions, we may never generate significant revenues. The regulatory requirements in some of the jurisdictions where we currently market or intend to market our products are outlined below.

   United States

   Regulation by FDA. The FDA regulates the clinical testing, manufacturing, labeling, sale, distribution and promotion of medical devices. Before we may market our products in the U.S., we generally must obtain from the FDA either market clearance through a Section 510(k) premarket notification or premarket approval through a premarket approval application. The amount of time and expenses associated with obtaining an approval under the Section 510(k) notification process is usually less than that under the premarket approval application process. In December 2000, we received notice that the FDA granted Section 510(k) marketing clearance for VITOSS.

   In March 2001, we filed an investigational device exemption application with the FDA to conduct clinical trials for use of CORTOSS in screw augmentation in the U.S. We filed a similar application with the FDA in May 2001 for the clinical testing of CORTOSS in vertebroplasty. There can be no assurance we will receive clearance from the FDA to initiate clinical studies with a clinical design that we find acceptable, or that the data from any such clinical trials will support FDA clearance or approval to market this product for these uses.


   We are currently manufacturing VITOSS and distributing it in the United States and Europe. VITOSS, as well as any other products that we manufacture or distribute following the approval thereof by the FDA, will be subject to extensive regulation by the FDA and the FDA may impose severe limitations on the use of any approved product. Moreover, modifications to the approved product may require the submission of a new premarket approval application or an application supplement, or a new 510(k) notification or supplement. We may not be successful in obtaining the approval of any new premarket approval applications, necessary premarket approval application supplements, or new 510(k) notifications or supplements in a timely manner, if at all.

   European Union and Other International Markets

   General. International sales of medical devices are subject to the regulatory requirements of each country in which the products are sold. Accordingly, the introduction of our products in markets outside the U.S. will be subject to regulatory clearances in those jurisdictions. The regulatory review process varies from country to country. Many countries also impose product standards, packaging and labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. The approval by foreign government authorities is unpredictable and uncertain, and can be expensive. Our ability to market our products could be substantially limited due to delays in receipt of, or failure to receive, the necessary approvals or clearances.

   Requirement of CE marking in the European Union. To market a product in the European Union, we must be entitled to affix a CE marking, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. A CE marking allows us to market a product in all of the countries of the European Union, as well as in other countries such as Switzerland that have adopted the European Union's regulatory standards. To date, we have received a CE marking for the use of VITOSS as a bone void filler. In order to obtain a CE mark for the use of CORTOSS in screw augmentation, we have filed with the European regulatory authorities the results of our human screw augmentation clinical studies in Europe. In addition to successful review of this application, our manufacturing facility for CORTOSS will need to pass inspection. There can be no assurance that we will receive CE markings for CORTOSS or any of our other products.

   Requirement of approval in Japan. In order to market our products in Japan, we must obtain the approval of the Japanese Ministry of Health, Labor and Welfare. We may need to conduct clinical trials for VITOSS and CORTOSS in Japan to obtain approval there for those two products. Accordingly, we entered into a third party strategic alliance to conduct clinical trials, obtain the necessary regulatory approvals and market our VITOSS product in Japan. There can be no assurance that we will ultimately obtain the approvals necessary to market our products in Japan. While we intend to seek a similar strategic alliance for CORTOSS in Japan, we cannot assure that we will succeed in achieving such an alliance.

If we do not implement and manage commercial scale manufacturing capability and capacity for our products, our product sales may suffer.

   We have completed construction of our VITOSS manufacturing facility and have successfully produced initial batches of commercial product. Our VITOSS manufacturing facility is certified as meeting the applicable manufacturing standards for the period July 1, 2000 through July 1, 2003. We have completed the construction of our CORTOSS manufacturing facility and our goal is to produce commercial product in 2001. In order to commercialize CORTOSS, its manufacturing facility must pass inspection by an independent firm and is subject to inspection by the FDA.

   Our future success is dependent on our ability to manufacture our products in commercial quantities, in compliance with regulatory requirements and in a cost-effective manner. The manufacture of our products is subject to regulation and periodic inspection by various regulatory bodies for compliance with quality standards. There can be no assurance that the regulatory authorities will not, during the course of an inspection of existing or new facilities, identify what they consider to be deficiencies in meeting the applicable standards and request or seek remedial action.

   Failure to comply with such regulations or a delay in attaining compliance may result in:

               warning letters;
               -injunctions suspending our manufacture of products;
               -civil and criminal penalties;
               -refusal to grant premarket approvals, CE marks or clearances to products that are subject to to future or pending submissions;
               product recalls or seizures of products; and -total or partial suspensions of production.

  Our ability to manufacture VITOSS and CORTOSS is dependent on a limited number of specialty suppliers of certain raw materials. The failure of a supplier to continue to provide us with these materials at a price or quality acceptable to us, or at all, would have a material adverse effect on our ability to manufacture these products. Although we believe that we maintain good relationships with our suppliers, there can be no guarantee that such supplies and services will continue to be available with respect to our current and future commercialized products.

It may be difficult to operate in international markets.

  We operate in international markets and a number of risks are inherent in international operations. For example, international sales and operations may be limited or disrupted by the imposition of governmental controls, difficulties in managing international operations, and fluctuations in foreign currency exchange rates. The international nature of our business subjects us and our representatives, agents and distributors to the laws and regulations of the jurisdictions in which they operate, and in which our products are sold.

If we are unable to raise additional capital in the future, our product development will be limited and our long term viability may be threatened; if we raise additional capital, your percentage ownership as a shareholder of Orthovita will decrease and constraints could be placed on the operation of our business.

We have experienced negative operating cash flows since our inception, and have funded our operations primarily from proceeds received from sales of our common stock. We expect to continue to use cash, cash equivalents and short-term investments to fund operating and investing activities. We will continue to require substantial funds for preclinical studies and clinical trials in support of regulatory and reimbursement applications, research and development, further development of marketing product literature and sales activities and the establishment of our commercial scale manufacturing capabilities. Our products may never be commercially successful or generate sufficient revenues to achieve or maintain profitability. We believe our existing cash as of June 30, 2001 of approximately $8,947,000 will be sufficient to meet our currently estimated operating and investing requirements into 2002. However, we do not expect sales to generate cash flow in excess of operating expenses for at least the next year or two, if at all. We intend to seek additional funds in 2001. We may seek equity financing which, if satisfactorily completed, would result in dilution to our existing shareholders of Common Stock. Additionally, we may seek funding through debt, strategic alliances with third parties, off-balance sheet or other structured financing arrangements either alone or in combination with equity. These financings could require debt service and/or royalty payment arrangements, which could represent significant expenses and use of cash in future periods and could increase our cash used in operating activities. Additionally, the terms of any such financings may affect our rights to our products. In addition, while terms of such financings are being negotiated, restrictions may be imposed that affect our ability to concurrently pursue alternative financing arrangements. The terms of these financings could place restrictions on how we may operate our business, sell or license our products, or our ability to enter into business combinations with, or sell a product line to, other corporate entities.

Our future capital requirements will depend upon numerous factors, including the extent to which unforeseen clinical, regulatory, manufacturing or sales and marketing difficulties arise, the rate at which our products gain market acceptance, the acquisition and defense of intellectual property rights, the development of strategic alliances for the marketing of certain of our products, and other competitive developments. In addition, although we have no present commitments or understandings to do so, we may seek to expand our operations and product line via acquisitions or joint ventures. Any such acquisitions or joint ventures may increase our capital requirements.





Any additional financing may not be available in amounts or on terms acceptable to us, if at all. If adequate financing is not available, we may be required to delay, scale back or eliminate certain operations. In the worst case, our long term viability would be threatened.

If losses continue in the long term, it could limit our growth in the orthopaedic industry and slow our generation of revenues.

  To date, we have not been profitable. We have incurred substantial operating losses since our inception and, at June 30, 2001, had an accumulated deficit of approximately $54.7 million. These losses have resulted principally from:


               the development and patenting of our technologies;
               preclinical and clinical studies;
               -preparation of submissions to the FDA and foreign regulatory bodies; and
               -the development of manufacturing, sales and marketing capabilities.

  We expect to continue to incur significant operating losses in the future as we continue our product development efforts, expand our marketing and sales activities and further develop our manufacturing capabilities. We may not ever successfully commercialize any of our products. We may never be able to achieve or maintain profitability in the future and our products may never be commercially accepted or generate sufficient revenues.

Our results of operations may fluctuate due to factors out of our control.

  VITOSS is currently our only product which has received regulatory clearance for sale. We began selling VITOSS in Europe in the fourth quarter of 2000 and began selling VITOSS in the U.S. late in the first quarter of 2001. Future levels of VITOSS product sales are difficult to predict at this early stage of the product launch process and VITOSS sales to-date may not be indicative of future sales levels. VITOSS sales levels in Europe may fluctuate due to the timing of any distributor orders and may fluctuate in the U.S. due to the timing of orders from hospitals. Our results of operations may fluctuate significantly in the future as a result of a number of factors, many of which are outside of our control. These factors include, but are not limited to:

          the timing of governmental approvals for our products;
          -unanticipated events associated with clinical and pre-clinical trials of our products;
          -the medical community's acceptance of our products;
          -the timing in obtaining adequate third party reimbursement of our products;
          -the success of products competitive with ours;
          -our ability to enter into strategic alliances with other companies; -expenses associated with development and protection of intellectual property matters;
          -establishment of commercial scale manufacturing capabilities; and -the timing of expenses related to commercialization of new products.

  The results of our operations may fluctuate significantly from quarter to quarter and may not meet expectations of securities analysts and investors. This may cause our stock price to be volatile.

Our business will be damaged if we are unable to protect our proprietary rights to the technologies used in our products, and we may be subject to intellectual property infringement claims by others.

  We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, nondisclosure and confidentiality agreements and other contractual restrictions to protect our proprietary technology. However, these measures afford only limited protection and may not adequately protect our rights. For example, our patents may be challenged, invalidated or circumvented by third parties. As of August 16, 2001, we own or control 3 issued U.S. patents, 1 allowed U.S. patent, 6 pending patent applications in the United States, and several counterparts of certain of these patents and pending patent applications in Europe and Japan. There can be no assurance that patents will issue from any of the pending patent applications. Since patent applications filed prior to December 2000 in the United States are maintained in secrecy until issued and patent applications filed in the United States after November 2000 are maintained in secrecy for 18 months, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, we cannot be certain that we or any of our licensors were the first creator of inventions covered by pending patent applications or that we or any of our licensors were the first to file patent applications for the relevant inventions. If we do receive a patent, it may not be broad enough to protect our proprietary position in the technology or to be commercially useful to us. In addition, if we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. Finally, even if our intellectual property rights are adequately protected, litigation may be necessary to enforce our intellectual property rights, which could result in substantial costs to us and result in a diversion of management attention. If our intellectual property is not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and compete more directly with us, which could damage our business.


  In addition, to determine the priority of inventions, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office or in opposition, nullity or other proceedings before foreign agencies with respect to any of our existing patents or patent applications or any future patents or applications, which could result in substantial cost to us. Further, we may have to participate at substantial cost in International Trade Commission proceedings to abate importation of goods that would compete unfairly with our products.

  In addition to the risk of failing to adequately protect our proprietary rights, there is a risk that we may become subject to a claim that we infringe upon the proprietary rights of others. Although we do not believe that we are infringing the rights of others, third parties may claim that we are doing so. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which may later result in issued patents that our products infringe. There is a substantial amount of litigation over patent and other intellectual property rights in the medical device industry generally, and in the spinal market segments particularly. If the holder of patents brought an infringement action against us, the cost of litigating the claim could be substantial and divert management attention. In addition, if a court determined that one of our products infringed a patent, we could be prevented from selling that product unless we could obtain a license from the owner of the patent. A license may not be available on terms acceptable to us. Modification of our products or development of new products to avoid infringement may require us to conduct additional clinical trials for these new or modified products and to revise our filings with the FDA, which is time consuming and expensive. If we were not successful in obtaining a license or redesigning our product, our business could suffer.

  Enforceability of Patents. Under Title 35 of the United States Code as amended by the General Agreement on Tariffs and Trade implementing the Uruguay Round Agreement Act of 1994, (''Title 35''), patents that issue from patent applications filed prior to June 8, 1995 will enjoy a 17-year period of enforceability as measured from the date of patent issue, or a 20-year period of enforceability as measured from the earliest effective date of filing, whichever is longer. Patents that issue from applications filed on or after June 8, 1995 will enjoy a 20-year period of enforceability as measured from the date the patent application was filed or the first claimed priority date, whichever is earlier. Patents that issue from applications filed on or after June 8, 1995 may be extended under the term extension provisions of Title 35 for a period of up to five years to compensate for any period of enforceability lost due to interference proceedings, government secrecy orders or successful appeals to the Board of Patent Appeals and Interferences or the Federal courts. Under the Drug Price Competition and Patent Term Restoration Act of 1984, including amendments implemented under Title 35, the period of enforceability of the first patent for a product or use may be extended for up to five years to compensate the patent holder for the time required for FDA regulatory review of the product. Any extension under the Patent Term Restoration Act and any extension under Title 35 are cumulative. We may not be able to take advantage of all of the patent term extension provisions of these laws, and these extensions may not adequately restore the time lost to the FDA approval process. If the current law is changed to shorten the duration of patent protection, our ability to protect our proprietary information and sustain the commercial viability of our products will decrease. The possibility of shorter terms of patent protection, combined with the lengthy FDA review process and possibility of extensive delays in such process, could effectively reduce the term during which a marketed product could be protected by patents.

  FBFC Patent Challenge. In July 1992, we obtained a license from FBFC International, a Belgian company, that allowed us to manufacture and sell our BIOGRAN dental grafting products. We sold the rights to sell the BIOGRAN product line in March 2000 to a company called Implant Innovations, Inc., or 3i. On July 23, 1994, U.S. Biomaterials Corporation filed with the U.S. Patent and Trademark Office a Request for Reexamination of a patent held by FBFC, of which we were the exclusive licensee. FBFC filed a response in this proceeding, establishing that the claims of the FBFC patent were properly allowed. As a result, a Certificate of Reexamination was issued by the U.S. Patent and Trademark Office confirming the patentability of all claims of the FBFC patent without amendment. However, U.S. Biomaterials Corporation also instituted a nullification proceeding against the European counterpart to the FBFC patent. The opposition division of the European Patent Office tentatively decided in FBFC's favor, but the matter is still proceeding under an appeal. In connection with the BIOGRAN sale to 3i, 3i assumed control of this matter and we agreed to reimburse 3i for the associated legal costs and to provide a limited indemnity with respect to the matter. We do not believe there are any material liabilities with respect to the indemnification for this matter.

We may lack the financial resources needed to respond to technological changes and other actions by competitors, obtain regulatory approvals for our products and efficiently market our products.

  Extensive research efforts and rapid technological change characterize the market for products in the orthopaedic market. We anticipate that we will face intense competition from medical device, medical products and pharmaceutical companies. Our products could be rendered noncompetitive or obsolete by competitors' technological advances. We may be unable to respond to technological advances through the development and introduction of new products. Moreover, many of our existing and potential competitors have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources than us. The attributes of our products may cause some changes in surgical techniques that have become standard within the medical community, and there may be resistance to change. These competitors may be in the process of seeking FDA or other regulatory approvals, or patent protection, for their respective products. Our competitors could, therefore, commercialize competing products in advance of our products. They may also enjoy substantial advantages over us in terms of:

          research and development expertise;
          -experience in conducting clinical trials;
          -experience in regulatory matters;
          -manufacturing efficiency;
          -name recognition;
          -sales and marketing expertise;
          -established distribution channels; and
          established relationships with health care providers and payors.

  As a result of the above, our plans for market acceptance of our products may be adversely impacted.

We may acquire technologies or companies in the future, and these acquisitions could result in dilution to our shareholders and disruption of our business.

  We may acquire technologies or companies in the future. Entering into an acquisition could divert management attention. We also could fail to assimilate the acquired company, which could lead to higher operating expenses. Finally, our shareholders could be diluted if we issue shares of our stock to acquire another company or technology.

This offering will further increase the number of shares of our common stock that may be sold into the market. This offering could cause the market price of our common stock to drop significantly, even if our business is doing well.

  Sales of substantial amounts of common stock in the public market as a result of this offering could reduce the market price of our common stock and make it more difficult to sell equity securities in the future. The 6,399,510 shares covered by this prospectus may be resold into the public market. This includes 1,070,538 shares that may be resold upon the exercise of warrants. The terms of these warrants, as well as certain option rights that have been granted to a selling security holder, are explained below.


  Warrants

 .    Warrants to purchase 566,894 shares of our common stock have an exercise price of $4.41 per share and expire on January 12, 2003. These warrants were granted as part of a private placement transaction undertaken for capital raising purposes.

 .    Warrants to purchase 59,250 shares of our common stock have an exercise price of $4.00 per shares and expire on March 18, 2003. These warrants were granted as a placement agent fee.

 .    Warrants to purchase 22,200 shares of our common stock have an exercise price of $4.00 per shares and expire on April 26, 2003. These warrants were granted as a placement agent fee.

 .    Warrants to purchase 63,559 shares of our common stock have an exercise price of $5.90 per share and expire on August 21, 2005. These warrants were granted as placement agent fees.

 .    Warrants to purchase 14,508 shares of our common stock have an exercise price of $4.25 per share and expire on March 30, 2002. These warrants were granted as part of private placement transactions undertaken for capital raising purposes.

 .    Warrants to purchase 312,477 shares of our common stock have an exercise price of $4.25 per share and expire on April 10, 2002. These warrants were granted as part of private placement transactions undertaken for capital raising purposes.

 .    Warrants to purchase 10,067 shares of our common stock have an exercise price of $5.96 per share and expire on November 1, 2004. These warrants were granted to our lender.

 .    Warrants to purchase 21,583 shares of our common stock have an exercise price of $9.73 per share and expire on June 6, 2003. These warrants were granted to our lender.


Option Rights

If we sell shares for less than $4.00 per share before August 22, 2001, Brown Simpson Partners, one of the selling security holders, will be entitled to acquire additional shares for par value, or $.01 per share, under an option right granted as part of a private placement transaction completed on August 22, 2000. The option right operates as a form of anti-dilution protection for one year with respect to the $3,000,000 investment Brown Simpson Partners made when it bought 508,475 shares of our common stock at $5.90 per share in the private placement transaction. The option right effectively reduces the per share purchase price of Brown Simpson Partners' $3 million investment to the lowest price at which we sell shares before August 22, 2001. However, the adjustment only relates to those of the 508,475 shares originally purchased on August 22, 2000 that Brown Simpson Partners owns at the time of the lower priced sale. By virtue of our sale of common stock at $4.41 per share and $4.00 per share in January 2001 and March 2001, respectively, Brown Simpson Partners was entitled to acquire 206,830 shares of common stock under the option right for an aggregate purchase price of $2,068.30. Brown Simpson exercised the option to purchase the 206,830 shares on June 29, 2001. To date, the option right has effectively reduced the per share purchase price of Brown Simpson's $3,000,000 investment from $5.90 to $4.19. The number of additional shares to which Brown Simpson would be entitled to purchase under the option right if we chose to sell shares at less than $4.00 per share between now and August 22, 2001 depends on the price at which we sell the shares. By way of example, the following chart sets forth approximately how many additional shares of common stock Brown Simpson would be entitled to acquire under the option right if, prior to August 22, 2001, we chose to sell common stock at the various prices set forth below.

           Purchase Price Per Share in         Number of Additional
          a Future Offering that Occurs      Shares Purchasable Under
             Prior to August 22, 2001             Option Right
          -----------------------------------------------------------
                    $3.75                             29,285
          -----------------------------------------------------------
                    $2.75                            199,671
          -----------------------------------------------------------
                    $1.75                            564,782
          -----------------------------------------------------------
                    $0.75                          1,903,525
          -----------------------------------------------------------

  All of the option rights expire on August 22, 2001. However, Brown Simpson Partners cannot exercise any option rights to the extent that it would then own, together with its affiliates, more than 4.99% of the shares of our common stock then outstanding. Brown Simpson Partners may waive the 4.99% limitation on ownership by giving us 65 days' prior written notice.

  If the price of our common stock decreased substantially and we sold shares before August 22, 2001 at a price lower than $4.00, the issuance of greater number of shares under the option rights could have an effect on the control of our company. Moreover, we need the prior approval of our shareholders in order to issue 20% or more of our outstanding common stock in order to comply with applicable Nasdaq rules. For example, if we sell shares at less than approximately $1.52 per share before August 22, 2001, assuming Brown Simpson Partners owns on the date of that issuance all of the shares subject to the anti-dilution provisions that they own as of the date of this prospectus, then the anti-dilution provisions of Brown Simpson's option rights would result in an issuance of 20% of our outstanding common stock calculated as of August 22, 2000, the date of the private placement transaction with Brown Simpson. If we did not comply with the applicable Nasdaq rules by obtaining the approval of our shareholders prior to such an issuance, we could be delisted from trading on Nasdaq.

  On a fully diluted basis, the number of shares covered by this prospectus represents approximately 35.3% of the total number of our shares of common stock that are issued and outstanding. Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels.


Provisions of Pennsylvania law or our Articles of Incorporation may deter a third party from seeking to obtain control of us or may affect your rights as a common stock holder.

  Certain provisions of Pennsylvania law could make it more difficult for a third party to acquire us, or could discourage a third party from attempting to acquire us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, our Articles of Incorporation enable our board of directors to issue shares of preferred stock having rights, privileges and preferences as are determined by the board of directors. This provision may discourage, delay or prevent a merger or acquisition that a shareholder may consider favorable. The rights of the holders of any preferred stock that may be issued in the future may adversely affect your rights as a holder of common stock. We have no current plans to issue any shares of preferred stock.

Our executive officers and directors own a large percentage of our voting stock and could exert significant influence over matters requiring stockholder approval after this offering, including takeover attempts.

  Our executive officers and directors, and their respective affiliates, own as of August 16, 2001 approximately 20.9% of our outstanding common stock. Accordingly, these shareholders may, as a practical matter, be able to exert significant influence over matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combinations. This concentration could have the effect of delaying or preventing a change in control.


We do not intend to pay dividends.

  We have never declared nor paid dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not intend to pay any cash dividends in the foreseeable future.

Our stock price may be volatile.

  Our stock price, like that of many early stage medical technology companies, may be volatile. In general, equity markets, including Nasdaq, have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies or existing economic conditions. These broad market fluctuations may adversely affect the market price of our common stock. The following factors could also cause our stock price to be volatile or decrease:

               fluctuations in our results of operations;
               -under-performance in relation to analysts' estimates;
               -changes in stock market analyst recommendations regarding our stock;
               -announcements of technological innovations or new products by us or our competitors;
               -issues in establishing commercial scale manufacturing capabilities;
               -unanticipated events associated with clinical and pre-clinical trials;
               -FDA and international regulatory actions regarding us or our competitors;
               -determinations by governments and insurance companies regarding reimbursement for medical procedures using our or our competitors' products;
               the medical community's acceptance of our products;
               -product sales growth rates;
               -product recalls;
               -developments with respect to patents or proprietary rights; -public concern as to the safety of products developed by us or by others;
               -changes in health care policy in the United States and internationally;
               acquisitions or strategic alliances by us or our competitors; business conditions affecting other medical device companies or the medical device industry generally; and
               general market conditions, particularly for companies with small market capitalizations.

If our shares are delisted, you might not be able to sell your investment in our company.

  From June 1998 until August 1, 2000, our common stock traded exclusively on the Nasdaq Europe Exchange (formerly known as EASDAQ). Since August 1, 2000, our common stock has traded on both the Nasdaq Europe Exchange and the Nasdaq National Market. The trading volume of our common stock is and may continue to be limited. To continue to be listed on the Nasdaq National Market, we must maintain, with certain exceptions, maintenance criteria, including:

  - specified levels for total assets;

  - market value of the public float; and

  - a minimum bid price per share.

  In addition, there are amendments to the Nasdaq marketplace rules scheduled to take effect on November 1, 2002 that will replace the net tangible assets standard with an equity standard. These amendments may require us to raise more capital than what is necessary to fund our operations. The additional capital may be not be on satisfactory terms, if at all. Any additional equity capital raised could result in substantial dilution to our shareholders.


  We believe that we currently satisfy the requisite Nasdaq listing requirements. If the minimum bid price of our common stock fell below $1.00, we could face delisting from Nasdaq. Should we fail to meet the Nasdaq listing requirements in the future, our stock could then list on the over-the-counter exchange, which would further limit the trading volume and liquidity of our stock.

If we are sued in a product liability action, we could be forced to pay substantial damages and the attention of our management team may be diverted from operating our business.

  We manufacture medical devices that are used on patients in surgery, and we may be subject to a product liability lawsuit. In particular, the market for spine products has a history of product liability litigation. Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure coverage in the future. In addition, we would have to pay any amount awarded by a court in excess of policy limits. We maintain product liability insurance in the annual aggregate amount of up to $10 million, although our insurance policies have various exclusions. Thus, we may be subject to a product liability claim for which we have no insurance coverage, in which case we may have to pay the entire amount of any award. Even in the absence of a claim, our insurance rates may rise in the future to a point where we decide not to carry this insurance. A meritless or unsuccessful product liability claim would be time-consuming and expensive to defend and could result in the diversion of management's attention from our core business. A successful product liability claim or series of claims brought against us in excess of our coverage could have a material adverse effect on our business, financial condition and results of operations.

Our business could suffer if we cannot attract and retain the services of key employees.

  We depend substantially upon the continued service and performance of our existing executive officers. We rely on key personnel in formulating and implementing our product research, development and commercialization strategies. Our success will depend in large part on our ability to attract and retain highly skilled employees. We compete for such personnel with other companies, academic institutions, government entities and other organizations. We may not be successful in hiring or retaining qualified personnel. If one or more of our key employees resigns, the loss of that employee could harm our business. If we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees. Other than employment agreements with David
  S. Joseph, our Chairman, Bruce A.

  Peacock, our Chief Executive Officer and President, and Dr. Erik M. Erbe, our Vice President, Research and Development, we have not entered into any employment agreements with any of our executive officers.


               STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     Various statements made in this prospectus under the captions "About Orthovita" and "Risk Factors," and made elsewhere in this prospectus are forward-looking statements. Forward-looking statements include, without limitation, information about the following:


               costs relating to the development of our products;


               -the potential timing of obtaining regulatory approval for our products;


               -market size estimates;

               -healthcare reimbursement for procedures using our products;

               -potential sales and expense levels;


               -sufficiency of available resources to fund operations; and


               -anticipated losses.

When used in this prospectus, the words "may," "will," "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements, but are not the exclusive expressions of forward-looking statements. Readers are cautioned that such forward-looking statements are only predictions and, because forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results and financial position to differ materially from those expressed or implied by these forward-looking statements, including, but not limited to:


               difficulties in obtaining or maintaining regulatory approval for our products;

               -lack of market acceptance by surgeons for our products;


               -limited clinical data to support product effectiveness;

               -difficulties in obtaining adequate third party reimbursement;

               -difficulties in maintaining an effective sales and distribution network;

               -difficulties in maintaining commercial scale manufacturing capacity and capability;

               -lack of financial resources to adequately support operations;

               -unanticipated cash requirements to support operations;

               -inability to attract qualified personnel to market and train surgeons on the use of our products;

               -increased competition;

               -technological changes;

               -enactment of new legislation or administrative regulation;

               -application to our business of court decisions and regulatory interpretations;

               -intellectual property infringement claims by others;

               -loss of key personnel;

               -claims that exceed our insurance coverage; and

               -imposition of penalties for failure to comply with regulatory guidelines.

Factors that could cause actual events or results to differ materially from those expressed or implied by forward-looking statements are addressed in the Risk Factors section of this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Furthermore, we undertake no obligation to publicly update any forward-looking statements.



                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of common stock offered under this prospectus.


                           SELLING SECURITY HOLDERS

     The selling security holders identified in the following table, including their respective donees, transferees, pledgees or other successors-in-interest, are offering for sale 6,399,510 shares of common stock. These shares include:


               5,328,972 shares of common stock; and


  - 1,070,538 shares of common stock which may be issued upon the exercise of warrants.


     We previously issued these shares of common stock and warrants in separate private placement transactions from 1995 through April 2001.


     The following table sets forth as of August 3, 2001 the number of shares beneficially owned by the selling security holders and provides by footnote reference any material relationship between Orthovita and the selling security holders, all of which is based upon information currently available to Orthovita. The percentage of ownership for each selling security holder disclosed in this table is based on 17,130,762 shares of common stock outstanding as of August 3, 2001, plus any common stock equivalents held by that holder. Both the number of shares listed as being offered by the selling security holders in the table and the holders' respective percentages of share ownership after the offering are based on the assumptions that all of the shares being offered are sold pursuant to this offering, and that no other shares of common stock are acquired or disposed of by the selling security holders prior to the termination of this offering. Because the selling security holders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of common stock that each selling security holder will own upon completion of this offering.

     The selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest, may offer their shares of common stock for sale from time to time at market prices prevailing at the time of sale or at negotiated prices.


-----------------------------------------------------------------------------------------------------------------
Name of Selling Security Holder(1)      Beneficial Ownership of         Number of       Beneficial Ownership of
                                     Selling Security Holder Prior   Shares Offered     Selling Security Holder
                                              to Offering                                    After Offering
-----------------------------------------------------------------------------------------------------------------
                                        Number         Percentage                        Number       Percentage
-----------------------------------------------------------------------------------------------------------------
Abi-Khattar, Raymond                        10,800               *              300         10,500              *
-----------------------------------------------------------------------------------------------------------------
Ben Franklin/Progress Capital               21,583               *     21,583 (2, 3)             0              0%
 Fund LP
-----------------------------------------------------------------------------------------------------------------
Brown Simpson Partners I, Ltd.             614,605            3.6 %         614,605              0              0%
-----------------------------------------------------------------------------------------------------------------
Cellucci, Kathleen                           5,616               *         5,616 (2)             0              0%
-----------------------------------------------------------------------------------------------------------------
Delta Opportunity Fund                   25,000 (5)              *        25,000 (5)             0              0%
 (Institutional), LLC (4)
-----------------------------------------------------------------------------------------------------------------
Delta Opportunity Fund, Ltd. (4)         37,500 (5)              *        37,500 (5)             0              0%
-----------------------------------------------------------------------------------------------------------------
Emerging Growth Equities, Ltd.           81,450 (6)              *        81,450 (6)             0              0%
-----------------------------------------------------------------------------------------------------------------
Gabriel, Raimund                            20,763               *           20,763              0              0%
-----------------------------------------------------------------------------------------------------------------
H&Q Healthcare Investors              1,020,000 (7)            6.0%    1,020,000 (7)             0              0%
-----------------------------------------------------------------------------------------------------------------
H&Q Life Sciences Investors             680,000 (7)            4.0%      680,000 (7)             0              0%
-----------------------------------------------------------------------------------------------------------------
Horowitz, Richard M.                        17,728               *         3,281 (2)        14,447              *
-----------------------------------------------------------------------------------------------------------------
Janney Montgomery Scott LLC                 31,779               *     31,779 (2, 8)             0              0%
-----------------------------------------------------------------------------------------------------------------
Japan Medical Dynamic Marketing,           189,394             1.1%         189,394              0              0%
 Inc.
-----------------------------------------------------------------------------------------------------------------
Lancaster Investment Partners,          150,000 (7)              *       150,000 (7)             0              0%
 L.P.
-----------------------------------------------------------------------------------------------------------------
Lassin, Ronald                              59,981               *        59,981 (2)             0              0%
-----------------------------------------------------------------------------------------------------------------
Leonetti, Joseph                             8,652               *         2,902 (2)         5,750              *
-----------------------------------------------------------------------------------------------------------------
Meridian Venture Partners                  250,000             1.5%         250,000              0              0%
-----------------------------------------------------------------------------------------------------------------
Meridian Venture Partners II, L.P.         490,000             2.9%         490,000              0              0%
-----------------------------------------------------------------------------------------------------------------
Omicron Partners, LP                        62,500               *           62,500              0              0%
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Name of Selling Security Holder(1)      Beneficial Ownership of         Number of       Beneficial Ownership of
                                     Selling Security Holder Prior   Shares Offered     Selling Security Holder
                                              to Offering                                    After Offering
-----------------------------------------------------------------------------------------------------------------
                                        Number         Percentage                        Number       Percentage
-----------------------------------------------------------------------------------------------------------------
Progress Capital, Inc.                  41,650  (9)              *        10,067 (2)        10,000              *
-----------------------------------------------------------------------------------------------------------------
Quartz Capital Partners Limited            100,443               *       100,443 (2)             0              0%
-----------------------------------------------------------------------------------------------------------------
RAF Ventures IV, L.P. (10)                  55,776               *        55,776 (2)             0              0%
-----------------------------------------------------------------------------------------------------------------
Rennes Fondation, The                2,725,368 (11)           15.4%   2,320,229 (11)       405,139            2.3%
-----------------------------------------------------------------------------------------------------------------
Rudman Family Limited Partnership          113,138               *        73,105 (2)        40,033              *
-----------------------------------------------------------------------------------------------------------------
Saggiomo, Ralph                                575               *              575              0              0%
-----------------------------------------------------------------------------------------------------------------
Salasin, Dr. Howard                         39,908               *        19,891 (2)        20,017              *
-----------------------------------------------------------------------------------------------------------------
Stephens, Bruce                              7,332               *         5,616 (2)         1,716              *
-----------------------------------------------------------------------------------------------------------------
Tomarchio, Jack Thomas                       2,727               *           374 (2)         2,353              *
-----------------------------------------------------------------------------------------------------------------
VFT Special Ventures Ltd.                   31,780               *     31,780 (2, 8)             0              0%
-----------------------------------------------------------------------------------------------------------------
Winbak Ventures Limited                     35,000               *           35,000              0              0%
 Partnership
-----------------------------------------------------------------------------------------------------------------
Total                                                                     6,399,510
-----------------------------------------------------------------------------------------------------------------

____________________
*    Less than 1%.

(1) Based solely on information provided to us by the selling security holders, the following individuals have or share voting and investment control over the shares: as to Brown Simpson: Matthew C. Brown, Peter D. Greene, Mitchell D. Kaye and James R. Simpson; as to Emerging Growth Equities,
     Ltd.: Gregory J. Berlacher; as to H&Q Healthcare Investors and H&Q Life Sciences Investors: Kim Carroll; as to Japan Medical: Yasuo Watanabe; as to Lancaster Investment: Robert A. Berlacher; as to Meridian Venture Partners and Meridian Venture Partners II, L.P. Robert E. Brown, Jr., subject to compliance with Small Business Investment Company regulations; as to Omicron Partners: Olivier Morali; and as to The Rennes Fondation:
     Rolf Herter.

(2)  Reflects shares issuable upon the exercise of warrants.

(3) The beneficial ownership of these shares is also attributable to Progress Capital, Inc., another selling security holder which, through the Progress Financial Corporation, is an affiliate of the Ben Franklin/Progress Capital Fund LP.


(4) Diaz & Altschul Advisors, LLC, a New York limited liability company ("D&A Advisors"), serves as investment advisor to Delta Opportunity Fund, Ltd., a British Virgin Islands company ("Delta"), and Delta Opportunity Fund (Institutional), LLC, a Delaware limited liability company ("Delta Institutional"). By reason of such relationships, D&A Advisors may be deemed to share dispositive power over the shares of common stock owned by Delta and Delta Institutional. D&A Advisors disclaims beneficial ownership of such shares of common stock.

     Diaz & Altschul Management, LLC, a Delaware limited liability company ("D&A Management"), serves as investment manager to and managing member of Delta Institutional. By reason of such relationship, D&A Management may be deemed to share dispositive power over the shares of common stock listed as beneficially owned by Delta Institutional. D&A Management disclaims beneficial ownership of such shares of common stock.

     Diaz & Altschul Group, LLC, a New York limited liability company ("D&A Group"), is the parent company of D&A Advisors. By reason of its control of D&A Advisors, D&A Group may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by D&A Advisors. D&A Group disclaims any beneficial ownership of such shares of common stock. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or Regulation 13D-G promulgated thereunder) controls D&A Group or D&A Management. Diaz & Altschul Capital, LLC, a Delaware limited liability company and a subsidiary of D&A Group, is registered with the SEC as a broker-dealer and is a member firm of the National Association of Securities Dealers, Inc.

(5) The investment advisor to the selling security holder is an affiliate of a broker-dealer. The selling security holder purchased these shares in the ordinary course of business. At the time of the purchase of the shares, the selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute these shares.

(6) Reflects shares issuable upon the exercise of warrants granted in consideration for placement agent services. The exercise price of the warrants is $4.00 per share.

(7) The selling security holder is an affiliate of a broker-dealer and purchased these shares in the ordinary course of business. At the time of the purchase of the shares, the selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute these shares.

(8) Reflects shares issuable upon the exercise of warrants granted in consideration for placement agent services.

(9) Includes 10,067 shares issuable upon the exercise of warrants held in the name of Progress Capital, Inc., 10,000 shares issuable upon the exercise of warrants held in the name of Progress Bank, and 21,583 shares issuable upon the exercise of warrants held in the name of Ben Franklin/Progress Capital Fund LP. Progress Capital, Inc. and Ben Franklin/Progress Capital Fund, LP are affiliates of Progress Bank, which is our lending bank.

(10) Mr. Horowitz, another selling security holder, is the president of RAF Ventures.


(11) Includes 566,894 shares issuable upon the exercise of warrants. The exercise price of the warrants is $4.41 per share.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest, from time to time on the Nasdaq National Market, any other exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

               a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

               purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

               ordinary brokerage transactions and transactions in which the broker solicits purchases;

               -through options, swaps or derivatives;
               -in privately negotiated transactions;
               -in making short sales or in transactions to cover short sales;
          and
               -put or call option transactions relating to the shares.

     The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

     The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented to reflect those transactions).

     The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. Orthovita has agreed to indemnify each of the selling security holders and each selling security holder has agreed, severally and not jointly, to indemnify Orthovita against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

     The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

               the name of each such selling security holder and of the participating broker-dealer(s);
               the number of shares involved;
               -the initial price at which the shares were sold;
               -the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
               that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and other facts material to the transactions.

     In addition, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

     Expenses Associated with Registration.

     We are paying all expenses and fees in connection with the registration of the shares, including reasonable counsel fees of up to $75,000. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                                 LEGAL MATTERS

     The legality of the common stock offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

     The financial statements of Orthovita, Inc. as of December 31, 2000 and December 31, 1999 and for each of the three years in the period ended December 31, 2000, incorporated by reference in this document from the Annual Report on Form 10-K of Orthovita, Inc. have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the Commission's web site at http://www.sec.gov.

     The Securities and Exchange Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

               our annual report on Form 10-K for the year ended December 31, 2000, filed with the Commission on April 2, 2001;

               our quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the Commission on May12, 2001;


               our quarterly report on Form 10-Q for the quarter ended June 30, 2001, filed with the Commission on August 3, 2001;


               the description of our common stock contained in our registration statement on Form 8-A12G filed under Section 12(g) of the Securities Exchange Act of 1934 with the Commission on June 24, 1998, including any amendment or reports filed for the purpose of updating such description; and

               all other reports filed under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2000.

     To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to:

                          Orthovita, Inc.
                          45 Great Valley Parkway
                          Malvern, Pennsylvania 19034
                          (610) 640-1775
                          Attention:  Joseph M. Paiva, Chief Financial Officer

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses in connection with the sale of the common stock being registered. None of the expenses listed below are being borne by the selling security holders. All amounts are estimated except the SEC registration fee.


     SEC registration fee.................................................        $ 5,582
     Accounting fees and expenses.........................................        $16,000

     Legal fees and expenses (including legal fees of certain selling
     security holders)....................................................        $60,000

     Printing expenses....................................................        $12,000
     Miscellaneous........................................................        $   500

     Total................................................................        $94,082



ITEM 15.  Indemnification of Officers and Directors.

     Section 1741 of the Pennsylvania Business Corporation Law permits indemnification of directors, officers, employees, agents and controlling persons of a corporation who were involved in any threatened, pending or completed lawsuit by reason of the fact that they were representatives of the Registrant or served in another capacity for another entity at the Registrant's request. Under Section 1741, the Registrant may indemnify the indemnified party against expenses, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the proceeding, except where such party engaged in willful misconduct or recklessness or where such indemnification has been determined to be unlawful. Such indemnification is mandatory to the extent the individual is successful on the merits of the matter. Article VIII of the Registrant's Amended and Restated Bylaws require the Registrant to indemnify directors and officers of the Registrant or any other authorized representative against expenses, judgments and any settlement amounts incurred in a third party proceeding brought by reason of the fact that the person is an authorized representative of the Registrant. The Bylaws also permit indemnification of expenses incurred by an authorized representative in connection with a proceeding brought in the name of the corporation. The Bylaws further specify procedures for indemnification.
Section 1741 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.


ITEM 16.  Exhibits.
Exhibit                                  Exhibit
Number                                    Title
-------                                  -------
3.3 The Registrant's Amended and Restated Articles of Incorporation, as filed with the Pennsylvania Secretary of State on May 28, 1998 (2)
3.4   The Registrant's Amended and Restated Bylaws, as adopted on May 27, 1998
      (2)
4.2   Specimen of Common Stock certificate of the Company (3)

5.1   Opinion of Morgan, Lewis & Bockius LLP (1)
23.2  Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1) (1)
23.3  Consent of Arthur Andersen LLP, independent public accountants (1)
24.2 Power of Attorney (included on the signature page of this registration statement) (5)
24.3 Power of Attorney (included on the signature page of this registration statement) (5)
99.1 Subscription Agreement dated as of August 22, 2000 between the Registrant and Brown Simpson Partners I, Ltd. (4)
99.2 Subscription Agreement dated as of January 18, 2001 between the Registrant and The Rennes Fondation (3)
99.3 Form of Subscription Agreement between the Registrant and each of the purchasers named therein (5)
99.4 Registration Rights Agreement dated August 2, 2000 among the Registrant, Brown Simpson Partners I, Ltd., Janney Montgomery Scott LLC, Emerging Growth Equities, Ltd. and VFT Special Ventures Ltd. (4)
99.5 Form of Registration Rights Agreement among the Registrant, Emerging Growth Equities, Ltd. and each of the investors named therein (5)
99.6 Second Amended and Restated Warrant to Purchase 1,125,000 shares of Common Stock dated as of August 22, 2000 in favor of Brown Simpson Partners I, Ltd. (5)
99.7 Warrant to Purchase 566,894 Shares of Common Stock dated as of January 18, 2001 in favor of The Rennes Fondation (3)
99.8 Warrant to Purchase 59,250 Shares of Common Stock dated as of March 19, 2001 in favor of Emerging Growth Equities, Ltd. (5)
99.9 Warrant to Purchase 22,200 Shares of Common Stock dated as of April 27, 2001 in favor of Emerging Growth Equities, Ltd. (5)
99.10 Subscription Agreement dated as of March 29, 2001 between the Registrant and Japan Medical Dynamic Marketing, Inc. (5)
99.11 Registration Rights Agreement dated as of March 29, 2001 between the Registrant and Japan Medical Dynamic Marketing, Inc. (5)
99.12 Form of Warrant dated as of May 18, 2001 granted to S.A.C. Capital Associates, LLC and SDS Merchant Fund, L.P. (5)

================================================================================

(1)  Filed herewith.
(2) Filed as an Exhibit to Amendment No. 3 to the Registrant's Registration Statement on Form S-1 (File No. 333-51689) filed with the SEC on June 12, 1998 and incorporated herein by reference.
(3) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.
(4) Filed as an Exhibit to the Registrant's Registration Statement on Form S-3 (File No. 333-47386) and incorporated herein by reference.
(5)  Previously filed.

ITEM 17.  Undertakings.

The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that (a) and (b) do not apply if the information required to be included in a post-effective amendment by (a) and (b) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the new securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filings on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      ORTHOVITA, INC.
                                      (Registrant)
Malvern, Pennsylvania

Dated:  August 17, 2001


                                      By:  /s/ Bruce A. Peacock

                                           --------------------
                                           Bruce A. Peacock
                                           President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



            Signature                            Title                      Date
            ---------                            -----                      ----
/s/ Bruce A. Peacock               President, Chief Executive          August 17, 2001
--------------------               Officer and Director (principal
Bruce A. Peacock                   executive officer)

/s/ Joseph M. Paiva                Vice President and Chief            August 17, 2001
---------------------------------  Financial Officer (principal
Joseph M. Paiva                    financial and accounting officer)

/s/ David S. Joseph*               Chairman of the Board               August 17, 2001
---------------------------------
David S. Joseph
/s/ Paul Ducheyne, Ph.D.*          Director                            August 17, 2001
---------------------------------
Paul Ducheyne, Ph.D.
/s/ Robert Levande*                Director                            August 17, 2001
---------------------------------
Robert Levande
/s/ James Garvey*                  Director                            August 17, 2001
---------------------------------
James Garvey
/s/ Jos. B. Peeters, Ph.D.*        Director                            August 17, 2001
---------------------------------
Jos B. Peeters, Ph.D.


/s/ Morris Cheston, Jr. *          Director                            August 17, 2001
---------------------------------
Morris Cheston, Jr.
/s/ Randal R. Betz, M.D.*          Director                            August 17, 2001
---------------------------------
Randal R. Betz, M.D.

* By: /s/ Bruce A. Peacock
      --------------------
Bruce A. Peacock, Attorney-in-Fact

                                 EXHIBIT INDEX

  Exhibit Number                      Exhibit Title
  --------------                      -------------

5.1               Opinion of Morgan, Lewis & Bockius LLP


23.2              Consent of Morgan, Lewis & Bockius LLP (included in Exhibit
                   5.1)

23.3              Consent of Arthur Andersen LLP, independent public accountants